CLEARWATER INVESTMENT TRUST
                               30 East 7th Street
                         St. Paul, Minnesota 55101-4930

                                  March 2, 2005

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
File Desk
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Clearwater Investment Trust, CIK No. 0000811161
                  Request for Withdrawal of Post-Effective Amendment No. 21 to its to its Registration Statement on a Form Type 485BPOS File No. 33-12289
                  Accession No. 0000811161-05-000002

Ladies and Gentlemen:

     The  Registrant   filed  its   Post-Effective   Amendment  No.  21  to  its
Registration Statement on a Form Type 485BPOS omitting a covering letter on March 1, 2005 (Assession No.0000811161-05-000002).

     The Registrant has refiled its Post-Effective Amendment No. 21 on Form Type 485BPOS on March 1, 2005 (Assession No. 0000811161-05-000003).

     Accordingly, the Registrant requests withdrawal of this mistakenly filed Registration Statement pursuant to Rule 477(a) under the Securities Act of 1933.


                                                     Very truly yours,

                                                     /s/ Richard T. Holm

                                                     Richard T. Holm



cc:      Joseph P. Barri, Esq.
         T1mothy Silva, Esq.